FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (813) 209-0647

MARITRANS REPORTS FIRST QUARTER 2006 EARNINGS
AND DECLARES QUARTERLY DIVIDEND
First Quarter 2006 and Current Highlights:
•	Commenced the Double-Hull Rebuilding of the Company’s Seventh Barge, the M210

•	Agreed to Build Two 8,000 Horsepower Tugboats

•	Elected New Independent Director to Board

•	Declared $0.11 Per Share Dividend Payable to Stockholders on May 31, 2006 — 47th consecutive quarterly dividend
          TAMPA, FL — May 1, 2006 — Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its first quarter financial results and declared its quarterly dividend.
          Net income for the quarter ended March 31, 2006 was $5.8 million, or $0.48 diluted earnings per share, on revenues of $47.4 million. This compares with net income of $3.7 million, or $0.43 diluted earnings per share, on revenues of $43.5 million for the quarter ended March 31, 2005. Net income for the first quarter of 2006 includes $4.0 million of insurance proceeds resulting in a gain of $2.9 million, equivalent to $0.15 diluted earnings per share, net of tax, related to the loss of the tugboat VALOUR. Operating income for the quarter ended March 31, 2006 was $8.5 million compared to $6.3 million for the quarter ended March 31, 2005. Results for the quarter ended March 31, 2005 included a $2.4 million charge, equivalent to $0.18 diluted earnings per share, net of tax, related to the early retirement of the Company’s former Executive Chairman of the Board, and a $0.6 million gain, equivalent to $0.05 diluted earnings per share, net of tax, resulting from the sale of a vessel that was not part of the Company’s core fleet. During the quarter, the Company continued to earn strong average daily rates on its vessels deployed in the clean product spot market despite lower fleet utilization due to higher than expected refinery maintenance turnarounds in the Gulf of Mexico, the slow ramping up of production of a number of Gulf refineries still out of service as a result of the 2005 hurricane season, and Gulf refineries shut down for retooling to prepare for the new ultra low sulfur diesel specifications. Demand by the Company’s Delaware River refinery customers for the Company’s crude-oil lightering services was affected in the first quarter by three refineries undergoing scheduled maintenance for a portion of the quarter. Barrels delivered to crude-oil lightering customers during the first quarter of 2006 were down approximately 2% from the volumes delivered during the fourth quarter of 2005.
          On a Time Charter Equivalent (“TCE”) basis, a commonly used industry measure where direct voyage costs are deducted from voyage revenue, TCE revenue was $35.7 million for the quarter ended March 31, 2006 compared to $34.6 million for the quarter ended March 31, 2005, an increase of $1.1 million, or 3.2%. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached hereto.

          During the first quarter of 2006, the Company experienced lower overall utilization than in the first quarter of 2005. Utilization for the first quarter of 2006 was 79.5% compared to 81.8% in the first quarter of 2005. In the quarter ended March 31, 2006, utilization was affected by the Company’s out of service time for maintenance and capital projects as well as idle time in the Company’s spot fleet. In the quarter ended March 31, 2006, the Company experienced 108 days of out of service time for vessel maintenance and capital projects. This compares to out of service time for maintenance and capital projects of 145 days in the first quarter of 2005. In the quarter ended March 31, 2006, the Company also experienced 80 days of out of service for idle time in its spot fleet due to refinery outages and refinery maintenance, as discussed above. This compares to out of service for idle time in the Company’s spot fleet of 5 days in the first quarter of 2005. For the second quarter of 2006, the Company expects to have at least 138 days of out of service time for maintenance and capital projects, which does not include any unscheduled out of service time for repairs. In April 2006, the Company experienced 33 days of out of service time for vessel maintenance and capital projects and 46 days of idle time in its spot fleet. At this time, the M/V ALLEGIANCE is returning from her most recent grain voyage and the Company has not booked the vessel for her next voyage. Although the Company will continue to search for cargos for the vessel, the Company anticipates the vessel may remain idle for the remainder of the second quarter with reduced manning on board. Additionally, scheduled maintenance on a refinery on the Delaware River continued into April and continues to dampen demand for the Company’s lightering services.
          Operating expenses increased to $38.9 million in the first quarter of 2006 from $37.2 million in first quarter of 2005 primarily because of increases in fuel, port and crew expenses, as well as $2.7 million due to the charter expense for the M/V Seabrook.
          Jonathan Whitworth, Chief Executive Officer of Maritrans, commented, “During the first quarter of 2006, higher than expected refinery maintenance reduced the volume of products available to move and lowered our results. While we anticipate that this heavy refinery maintenance will continue until June of 2006, this is a temporary situation that doesn’t affect our outlook for the second half of 2006 and beyond. With 69 percent of our oil-carrying fleet double-hulled, an ongoing double-hull barge rebuilding program, and three newbuilds expected to be delivered in 2007 and 2008, we believe Maritrans is well positioned to capitalize on favorable market fundamentals in the U.S. Jones Act industry for the benefit of the Company and its stockholders.”
FLEET AND MARKET REPORT
          Maritrans operates a fleet of oil tankers and oceangoing married tug/barge units. The Company currently operates its fleet at approximately 35% spot and 65% contract, and intends to maintain similar spot market exposure in the second quarter to that of the first quarter of 2006. The overall spot market rates, for the first quarter of 2006, increased approximately 14% compared to the first quarter of 2005. The Company believes that spot market rates will remain relatively flat compared to the first quarter of 2006 until the Gulf refineries return to full production this summer. However, following that return to production, the Company believes those rates will increase as a result of the continued strong product demand in the markets the Company serves and the lower supply of Jones Act vessels.
          Mr. Whitworth, continued, “In terms of fleet deployment, our focus will remain on achieving an optimal balance of spot and contract coverage in an effort to continue to benefit from any increases in the spot market following the Gulf refineries’ return to full production while ensuring utilization and contribution from our strong level of contracted revenues. Due to our expectation that vessel supply will continue to decrease and demand for refined petroleum products will remain strong in our core Florida markets, we expect to continue to trade approximately 35% of our fleet in the spot market. At the same time, we will continue to look for opportunities to take advantage of the expected strong rate environment and renew contracts at higher rates.”
DOUBLE-HULL REBUILDING PROGRAM
          Since 1998, Maritrans has been actively engaged in a double-hull rebuilding program aimed at ensuring that the Company’s Jones Act fleet is compliant with the U.S. Oil Pollution Act of 1990 (“OPA”). Maritrans’ patented barge rebuilding process enables the Company to convert its vessels for significantly less cost than building new vessels.
          During 2006, Maritrans has continued to successfully implement its rebuilding program. The rebuild of the Company’s seventh barge the M210 commenced on January 26, 2006. The vessel’s rebuild is expected to have a total cost of approximately $30 million. The rebuild of the Company’s eighth barge, the OCEAN 211, is expected to commence following the return to service of the M210. The OCEAN 211’s rebuild is also expected to have a total cost of approximately $30 million. The rebuilds of the M 210 and OCEAN 211 will also include the insertions of mid-bodies that will increase each of their respective capacities by approximately 38,000 barrels, or 17%. The rebuilds of the M 210 and the OCEAN 211 are expected to be completed in the third quarter of 2006 and the second quarter of 2007, respectively. Upon completion of their double-hulling, and reflecting their larger carrying capacities, the M 210 and OCEAN 211 will be renamed the M 242 and M 243, respectively.
AGREEMENT TO BUILD TWO NEW TUG BOATS
          Maritrans entered into a letter of intent and is close to finalizing an agreement with Bender Shipbuilding & Repair Co., Inc. to build two new 8,000-horsepower tugboats. The two new tugboats are expected to be delivered in the fourth quarter of 2008 and the first quarter of 2009. The total cost for the two tugboats is expected to be $32 million. Once delivered, one of the tugboats will replace the tugboat VALOUR. The Company has entered into a charter to lease a substitute tugboat for the VALOUR until the new tugboat is delivered. The Company plans to pair the second newbuild tugboat with the M215, the final single-hulled barge slated for rebuilding.
          Mr. Whitworth continued, “By adding two 8,000-horsepower tug boats that have the latest version of the Intercon connection system, we should further enhance the speed of our fleet in a manner that adheres to our strict safety and environmental policies. Building these two boats supports our view that articulated tug barge units (ATB’s) best serve the Company and its customers and is consistent with our previous decision to build three state of the art tug/barge units as well as our successful barge rebuilding program that has been in place since 1998. We believe the combination of the attractive price of the three newbuildings and the two tugboats announced today as well as the cost effective nature of our rebuilding program positions Maritrans to earn a strong return on its investment while satisfying customer needs at a lower cost than competitors. Going forward, we remain committed to build upon our past success and seek opportunities to further expand our leadership in the U.S. Jones Act trade.”
BOARD APPOINTMENT
          The Company also announced the re-election of Mr. William A. Smith as Non-Executive Chairman of the Board and the election of Mr. Jonathan P. Whitworth, CEO, and Mr. Gary K. Wright to its Board of Directors at its Annual Meeting of Stockholders held, on April 28, 2006. Mr. Wright replaces Dr. Robert E. Boni, who retired from the Board after serving from 1990 to 2006. Mr. Wright has more than 33 years of experience working with energy companies and is currently a director of Penn Virginia Corporation. Mr. Wright retired after 28 years with JPMorgan Chase and predecessor banks starting in 1973 with Texas Commerce Bank and was most recently President of LNB Energy Advisors, a provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers.

          Mr. Smith commented, “We are pleased to welcome Gary and Jonathan to the Board and look forward to drawing on their knowledge and experience. We would also like to extend our appreciation to Dr. Boni for his counsel and leadership during his 16 years of service on the Board and wish him well in the future.”
DIVIDEND
          Maritrans’ Board of Directors declared a quarterly dividend of $0.11 per share, payable on May 31, 2006, to stockholders of record on May 17, 2006. The ex-dividend date will be May 12, 2006.
CONFERENCE CALL INFORMATION
          Maritrans’ management will host a conference call on May 2, 2006, at 9:00 a.m. eastern time to discuss the Company’s first quarter results. To access this call, please dial 800-732-8470. A replay of the call may be accessed by dialing 800-633-8284 and providing the reservation number 21289838. The replay will be available from 11:00 a.m. eastern time on Tuesday, May 2, 2006, to 11:00 a.m. eastern time on Tuesday, May 16, 2006. The conference call will also be webcast live on Maritrans’ website, www.maritrans.com and will be available on the website through Tuesday, May 16, 2006.
ABOUT MARITRANS
          Maritrans Inc. is a U.S. based company with a 78-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans employs a fleet of tug/barge units and tankers. One of these vessels, our tanker Allegiance, was redeployed in December 2005 to the transportation of non-petroleum cargo. Approximately 69% of our oil carrying fleet capacity is double-hulled. Our current oil carrying fleet capacity aggregates approximately 3.6 million barrels, 72% of which is barge capacity. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.
SAFE HARBOR STATEMENT
          Certain statements in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to present or anticipated utilization, future revenues and customer relationships, capital expenditures, future financings, and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from any future results, levels of activity, growth, performance, earnings per share or achievements expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “seem,” “should,” “believe,” “future,” “potential,” “estimate,” “offer,” “opportunity,” “quality,” “growth,” “expect,” “intend,” “plan,” “focus,” “through,” “strategy,” “provide,” “meet,” “allow,” “represent,” “commitment,” “create,” “implement,” “result,” “seek,” “increase,” “establish,” “work,” “perform,” “make,” “continue,” “can,” “will,” “include,” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this prospectus supplement. The forward-looking statements are subject to a number of risks and uncertainties and include the following: demand for, or level of consumption of, oil and petroleum products; future spot market charter rates; ability to attract and retain experienced, qualified and skilled crewmembers; competition that could affect our market share and revenues; risks inherent in marine transportation; the cost and availability of insurance coverage; delays or cost overruns in the building of new vessels, the double-hulling of our remaining single hulled vessels and scheduled shipyard maintenance; decrease in demand for lightering services; environmental and regulatory conditions; reliance on a limited number of customers for revenue; the continuation of federal law restricting United States point-to-point maritime shipping to US vessels (the Jones Act); asbestos-related lawsuits; fluctuating fuel prices; high fixed costs; capital expenditures required to operate and maintain a vessel may increase due to government regulations; reliance on unionized labor; federal laws covering our employees that may subject us to job-related claims; and significant fluctuations of our stock price. Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this news release completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this news release. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ Thousands)

	Three Months Ended
	March 31,
	2006	2005

Revenue	$47,384	$43,540
Voyage Costs	11,664	8,929

Time Charter Equivalent	$35,719	$34,611

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
($ Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2006	2005

Revenue	$47,384	$43,540
Operations expense
Operations	17,312	13,114
Voyage costs	11,664	8,929
Maintenance expense	5,277	4,925
General and administrative expense	2,305	5,386
Depreciation and amortization expense	5,244	5,496
Gain on disposal of assets	2,868	647

Operating Income	8,450	6,337
Other Income	754	107
Interest Expense	(273)	(688)

Pre-tax income	8,931	5,756
Income Tax Provision	3,157	2,101

Net Income	$5,774	$3,655

Diluted Earnings Per Share	$0.48	$0.43
Diluted Shares Outstanding	12,038	8,510
Capital Expenditures	$11,069	$7,974

Utilization of Calendar days	79.5%	81.8%
Barrels carried (in millions)	43.6	45.2
Available days	1,307	1,189

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
($ Thousands)

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$55,698	$58,794
Other current assets	42,381	35,680
Net vessels and equipment	238,266	233,572
Other assets	3,742	3,957

Total assets	$340,087	$332,003

Current portion of debt	$4,029	$3,973
Total other current liabilities	29,124	27,893
Long-term debt	54,372	55,400
Deferred shipyard costs and other	17,575	14,998
Deferred income taxes	36,640	35,756
Stockholders’ equity	198,347	193,983

Total liabilities and stockholders’ equity	$340,087	$332,003

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
($ Thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$5,774	$3,655
Depreciation and amortization	5,244	5,496
Other	(4,755)	5,075

Total adjustments to net income	489	10,571

Net cash provided by operating activities	6,263	14,226

Net cash used in investing activities	(7,069)	(7,327)

Net cash provided by (used in) financing activities	(2,290)	(1,623)

Net (decrease)/increase in cash and cash equivalents	(3,096)	5,276
Cash and cash equivalents at beginning of period	58,794	6,347

Cash and cash equivalents at end of period	$55,698	$11,623

			Barge or Tanker
	Capacity in	Double-	Initial Construction/
Barges/Tugs	Barrels(1)	Hull	Rebuild Date

M 400/Constitution	410,000	Yes	1981	Originally built with double-hull
M 300/Liberty	263,000	Yes	1979	Originally built with double-hull
M 254/Intrepid	250,000	Yes	2002	Double-hull rebuild
M 252/Navigator	250,000	Yes	2002	Double-hull rebuild
M 244/Seafarer	240,000	Yes	2000	Double-hull rebuild
M 215/Freedom	214,000	No	1975	Decision to rebuild has not yet been made(2)
Ocean 211/Independence	212,000	No	2007	Scheduled double-hull delivery(3)
M 210/Columbia	213,000	No	2006	Scheduled double-hull delivery(3)
M 214/Honour	208,000	Yes	2004	Double-hull rebuild(4)
M 209/Enterprise	206,000	Yes	2005	Double-hull rebuild(4)
M 192/Valour *	172,000	Yes	1998	Double-hull rebuild

Total oil carrying capacity	2,638,000

Oil Tankers

Perseverance	251,000	No	1981	(5)
Integrity	270,000	Yes	1975	Originally built with double-hull
Diligence	270,000	Yes	1977	Originally built with double-hull
Seabrook	224,000	No	1983	(6)

Total oil carrying capacity	1,015,000

Other

Allegiance	251,000	No	1980	Redeployed in transport of grain

Total capacity	3,904,000

(1)	Represents 98% capacity, which is of the effective carrying capacity of a tank vessel.

(2)	If rebuilt, we anticipate that a 30,000 barrel mid-body would be inserted.

(3)	Vessels are being rebuilt with 38,000 barrel mid-body insertions.

(4)	Completion of the double-hull rebuild included a 30,000 barrel mid-body insertion.

(5)	Expected to be redeployed for transportation of non-petroleum cargo upon mandated OPA phase-out.

(6)	Chartered in from Seabrook Carriers Inc.

*	In January 2006, the tugboat Valour sank. The Company has entered into an agreement with Bender Shipbuilding & Repair Co Inc. to build a new tugboat. Prior to the delivery of the new tugboat, the Company will lease a substitute tugboat.